EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159369, 333-175943, 333-190214 and 333-226487) and Form S-3 (No. 333-220166) of Terex Corporation of our report dated February 14, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note B, as to which the date is August 7, 2020, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP
Stamford, Connecticut
August 7, 2020